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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement     |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Cornerstone Properties Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


          ------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


          ------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          ------------------------------------------------


     (5) Total fee paid:

          ------------------------------------------------


|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


     (2)  Form, Schedule or Registration Statement No.:


     (3)  Filing Party:


     (4)  Date Filed:
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         THE FOLLOWING IS A LETTER DISSEMINATED BY CORNERSTONE PROPERTIES INC.
ON FEBRUARY 22, 2000.

                                    * * * * *

                                                    February 22, 2000



Dear :

         As you have no doubt heard by now, Cornerstone has entered into an agreement to merge with Equity Office Properties. A copy of the press release for the transaction, which provides information on the deal and Equity Office, is enclosed. I also invite you listen to the replay of our investor conference call discussing the transaction by calling 888-568-0916 or by logging onto EOP's website at www.equityoffice.com, both of which will be available until March 2.


         Within the next few months, the Company will be distributing a proxy statement to solicit shareholder and unit holder votes on the proposed merger, and that proxy statement will contain important information on the transaction and on the procedures for you to follow in electing the form of consideration you wish to receive. However, I would like to address a few specific issues related to the transaction that I believe may be of particular interest to former Wilson investors.

         1. CONSIDERATION. The cash portion of the total consideration for the deal is $1,053,927,450, with the remaining consideration to be paid in common shares of Equity Office or operating partnership units in Equity's Operating Partnership. Approximately 38.6% of the consideration will be paid in cash and the balance in stock and units. This ratio is fixed and the cash consideration cannot be greater or less than $1,053,927,450. Investors will be given the option to elect the form of consideration, but because the amount of cash is limited, not every investor may receive the amount of cash he or she requests. Conversely, Investors who own Cornerstone shares may be required to take more cash than they elect, if not all the cash subscribed for. Investors who own Cornerstone OP Units received in the Wilson/Cornerstone merger may elect to take some or all their consideration in cash, but in order to protect their tax position, THEY CANNOT BE FORCED TO TAKE MORE CASH THAN THEY REQUEST. To the extent Cornerstone OP Unit Holders do not elect cash, they will receive Operating Partnership Units in Equity Office's Operating Partnership. These Units have substantially the same rights and characteristics as the Cornerstone OP Units and can be converted, on a one for one basis, into Equity Office's shares or cash, at Equity Office's discretion, at any time. You may continue to hold the Equity OP Units indefinitely to avoid a recognition of gain, just as you could with your Cornerstone OP Units.

         2. TAX PROTECTION. All of the existing tax protection arrangements between Cornerstone and its OP Unit Holders, including restrictions on property sales, maintenance of recourse debt and the ability to provide deficit restoration allocations and bottom side guaranties will remain in effect and will be assumed by Equity Office. Investors with deficit restoration allocation elections may be required to re-execute them prior to the closing and we may recommend to other investors that they do make such elections prior to the closing. We will
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supply you with further information on this as the closing approaches.

         3. LOCK-UPS. There will be no lock-ups on either Equity Office stock or Equity OP Units received in the merger. The stock will be registered and freely tradeable immediately, and stock received on conversion of Equity OP Units in the future will likewise be registered and immediately saleable.

         4. DIVIDENDS. Equity currently pays quarterly dividends and distributions on stock and Operating Partnership Units of $.42 cents per share/unit quarterly to shareholders and unit holders of record approximately 15 days after the last business day of each quarter except year-end, which is paid on the last business day of the year. At the exchange ratio of .7009 Cornerstone shares for each Equity Office share, this equates to an annual dividend of $1.1775 per Cornerstone share. You will continue to receive Cornerstone dividends and OP Unit distributions until the transaction closes.

         I truly believe this is a great transaction for all Cornerstone shareholders and unit holders. We are receiving a substantial premium over the current trading price for Cornerstone stock, and are acquiring interests in a dominant and extremely well managed company. I am very proud to become a part of the Equity Office organization and will continue my commitment as a member of their Board of Directors to enhance shareholder value.

         I would like to thank all of you who elected to invest with us from the beginning for your trust and confidence and hope you are as pleased as I am with the ultimate outcome.

                                                    Very truly yours,



                                                    William Wilson III


INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE FROM THE SEC WEBSITE AT www.sec.gov. THE JOINT PROXY STATEMENT/PROSPECTUS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING A REQUEST TO CORNERSTONE PROPERTIES INC., TOWER 56, 126 EAST 26TH STREET, NEW YORK, NY 10022,
ATTN: CORPORATE SECRETARY, TELEPHONE: (212) 605-7100.

THE IDENTITY OF PERSONS WHO, UNDER SEC RULES, MAY BE CONSIDERED "PARTICIPANTS IN THE SOLICITATION" IN CONNECTION WITH THE PROPOSED MERGER, AND A DESCRIPTION OF THEIR OWNERSHIP INTERESTS IN CORNERSTONE, IS AVAILABLE IN A FILING ON SCHEDULE 14A MADE BY CORNERSTONE ON FEBRUARY 18, 2000, AND AVAILABLE ON THE SEC WEBSITE OR AT THE ADDRESS ABOVE.